SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 and 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (date of earliest event reported):   October 22, 1998


--------------------------------------------------------------------------------
                                U.S. ENERGY CORP.
              Exact Name of Registrant as Specified in its Charter)

            Wyoming                    0-6814                   83-0205516
            -------                    ------                   ----------
 (State or other jurisdiction        (Commission             (I.R.S. Employer
       of incorporation)              File No.)             Identification No.)


Glen L. Larsen Building
877 North 8th West
Riverton, WY                                                      82501
--------------------------------------------                      -----
(Address of Principal Executive Offices)                       (Zip Code)


       Registrant's telephone number, including area code: (307) 856-9271


--------------------------------------------------------------------------------
                                 Not Applicable
               (Former Name, Former Address or Former Fiscal Year,
                          if Changed From Last Report)

ITEM 5.   OTHER EVENTS

        On October 22, 1998 a three judge panel of the Tenth Circuit Court of Appeals (the "Tenth Circuit") issued an Order and Judgement in the Nukem/CRIC arbitration/litigation matter. Proceedings in this matter have been ongoing since July 1991 to resolve disputes between U.S. Energy Corp. ("USE") and Crested Corp. ("Crested"), as plaintiffs, and Nukem, Inc. ("Nukem") and its subsidiary Cycle Resource Investment Corp. ("CRIC"), as defendants. The disputes involved the formation and operation of the Sheep Mountain Partnership ("SMP") for uranium mining and marketing, and activities of the parties outside SMP. USE/Crested, and Nukem/CRIC, are each one-half partners in SMP. For information on the background of these proceedings please see USE's and Crested's Annual Report on Form 10-K for the fiscal year ended May 31, 1998.

        The Tenth Circuit's Order and Judgment unanimously affirmed the 1997 Second Amended Judgment of the U.S. District Court of Colorado. Specifically, the Tenth Circuit affirmed (i) the equitable award - i.e., the imposition of a constructive trust in favor of SMP on Nukem's rights to purchase uranium under contracts obtained by Nukem from certain republics of the Commonwealth of Independent States ("CIS") (formerly within the U.S.S.R.), as well as the uranium acquired pursuant to those rights, and the profits therefrom (hereafter, the "CIS contracts"); and (ii) the monetary damage award against Nukem/CRIC - i.e. the balance of $5.9 million plus interest until paid. The value of the interest of the constructive trust in SMP cannot be determined until a full accounting of the CIS contracts has been completed by SMP. The length of time such an accounting will require presently cannot be estimated.

        Nukem/CRIC did not petition the Tenth Circuit for a rehearing on the Order and Judgment. On November 13, 1998, the Tenth Circuit issued its mandate to the Federal District Court to enforce the Tenth Circuit Order and Judgment.

        On November 13, 1998, Nukem/CRIC filed a motion with the Federal District Court to stay the execution of the Order and Judgement, and filed another motion with the Court to permit the deposit of $5,971,596 as a net judgment amount (including interest through November 13, 1998) into the registry of the Court. In their motions, defendants have alleged that a partial settlement reached with USE and Crested on June 1, 1998 (for cash, the assignment of SMP mining claims back to USE and Crested, and the assignment to the SMP partners of utility contracts held by SMP) also settled the claims related to the CIS contracts.

        On November 19, 1998, USE and Crested filed their response to defendants' motions, alleging that the defendants' motions constitute an unlawful refusal to pay the monetary damage award unless USE and Crested agree to relinquish any interest in the constructive trust over the CIS contracts which was imposed by the U.S. District Court and affirmed by the Tenth Circuit. Specifically, USE and Crested have alleged that (i) the monetary damage award is payable immediately by the bonding company which issued the appeal bond obtained by Nukem/CRIC (the bond amount is $8,613,600) in favor of USE and Crested; (ii) the issue of the constructive trust in favor of SMP over the CIS contracts was expressly excluded from the June 1, 1998 partial settlement between the parties; and (iii) Nukem/CRIC's payment of the monetary portion of the Tenth Circuit's Order and Judgment will not satisfy or affect in any manner the constructive trust over the CIS contracts in the Tenth Circuit Order and Judgment.

        In their response to defendants' motions, USE and Crested have further alleged that the defendants' motions now before the U.S. District Court of Colorado constitute an attempt to relitigate in that Court the same issues which were decided against the defendants in the District Court many times, which decision was affirmed by the Tenth Circuit's Order and Judgment on October 22, 1998.

        In a separate motion filed with the Court, USE and Crested have requested the U.S. District Court to order the monetary portion of the Order and Judgment to be paid from the appeal bond posted by the surety (Fidelity and Deposit Companies of Maryland).

        No date has been set by the U.S. District Court to hear arguments on the motions and responses by the parties, should the Court decide to have such.


                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            U. S. ENERGY CORP.


Dated: November 19, 1998                    By:     /s/   Max T.  Evans
                                                 -------------------------------
                                                 MAX T.  EVANS,  Secretary